Exhibit 10.5

Sent via e-mailed PDF

January 17, 2007

Patrick Rogers

WinWin Gaming, Inc. WNWNE
8687 W. Sahara Ave.
Suite 201
Las Vegas, NV 89117

RE: WinWin Gaming, Inc. (Symbol: WNWNE)

Docket No. NQ 5313B-06

Dear Mr. Rogers:

This letter is to inform you of the decision of the Listing Qualifications Hearings Panel regarding the failure of WinWin Gaming, Inc. (the Company) to satisfy NASD Rules 6530 and 6540.(1)

The Company was previously notified that quotation of its securities would cease due to the Company’s failure to file a complete Form 10QSB for the quarter ended September 30, 2006.  The Company timely requested a hearing, which stayed the action. A telephonic hearing was held on January 17, 2007.(2)

As of the date of the hearing, the Company had not yet made its filings.  Accordingly, the Panel determined that the Company’s securities are not eligible for continued quotation on the OTCBB and will delete all quotations of the Company’s securities on the OTCBB effective with the open of business on Friday, January 19, 2007.

The Company may request that the Listing and Hearing Review Council review this decision.  The request for review must be made in writing and received within 15 days from the date of the

(1) Those rules require, in relevant part, that to be eligible for quotation on the OTC Bulletin Board (OTCBB), (a) the issuer of a security must be current with its reporting obligations to the Securities and Exchange Commission (SEC) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; (b) the required reports must be available through the SEC’s Electronic Data Gathering Analysis, and Retrieval system (EDGAR) or be made available to the NASD prior to the expiration of the grace period; and (3) the filings must be complete, i.e., that they must contain all required certifications and have been reviewed or audited as applicable by an accountant registered with the Public Company Accounting Oversight Board.

(2) The hearing was held pursuant to the NASD Rule 9700 Series.

decision.  Requests for review and a copy of the check must be in writing and faxed to (301) 978-8472, with the original sent to:

Timothy J. Larkin
Counsel
Office of Appeals and Review
The Nasdaq Stock Market, Inc.
9600 Blackwell Road, 3th Floor
Rockville, MD  20850.

Mr. Larkin can be reached at (301) 978-8499.

The Company should be aware that the Listing Council may also, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the decision.  If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss, or remand the decision to the Panel.  The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Please be advised that the institution of a review, whether by way of the Company’s request or on the initiative of the Listing Council, will not operate as a stay of this decision.

Should you have any questions, please do not hesitate to contact me at (301) 978-8077.

Sincerely,

/s/ Amy Horton
Amy Horton
Counsel to the Panel
Nasdaq Office of General Counsel, Listing Qualifications Hearings